Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

August 11, 2011

iPath® iPath Exchange Traded Notes iPath® Short Extended Russell 1000® TR Index ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC that seek to provide exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees and other applicable charges. The iPath® Short Extended Russell 1000® TR Index ETN is linked to a leveraged return on the inverse performance of the Russell 1000® Total Return Index (the “Index”). The ETNs do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption1. In addition, the ETNs will be automatically redeemed if an automatic termination event occurs2. NOTE DETAILS Ticker ROSA Intraday Indicative Value Ticker ROSA.IV Bloomberg Index Ticker RU10INTR Short Index Amount Ticker ROSA.IXNV T-Bill Amount Ticker ROSA.TBNV Participation Ticker* ROSA.PTNV CUSIP 06740P304 Primary Exchange NYSE Arca Fee Rate** 0.50% Borrow Rate*** 1.00% Automatic Termination Level $10.00 per ETN Inception Date 11/29/10 Maturity Date 11/30/20 Index Russell 1000® Total Return Index * The “participation” is intended to approximate the ratio of the value of the notional exposure per ETN to the performance of the underlying Index relative to the value of each ETN, as is described in detail in the relevant prospectus. The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the ETNs. ** The daily investor fee is calculated on a daily basis in following manner: On the initial valuation date, the daily investor fee will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily investor fee per ETN will equal the product of (a) the closing indicative note value on the immediately preceding calendar day times (b) the fee rate divided by (c) 365. *** The daily index borrow cost is calculated on a daily basis in the following manner: On the initial valuation date, the daily index borrow cost for the ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily index borrow cost per ETN will equal the product of (a) the short index amount on the immediately preceding calendar day times (b) the borrow rate divided by (c) 365. INDEX SECTOR BREAKDOWN Financial Services 16.56% Technology 15.82% Consumer Discretionary 13.01% Energy 11.97% Producer Durables 11.95% Health Care 11.41% Consumer Staples 8.34% Utilities 6.22% Materials & Processing 4.73% Source: Russell as of 06/30/2011. TOP FIVE INDEX CONSTITUENTS (as of 06/30/2011) EXXON MOBIL CORP 2.91% APPLE INC 2.25% INTL BUSINESS MACHINES CORP 1.51% CHEVRON CORP 1.50% GENERAL ELECTRIC CO 1.45% Source: Russell. Index constituents are subject to change. 1 Investors may redeem at least 25,000 units of the iPath® Short Extended Russell 1000® TR Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus. 2 Barclays Bank PLC will automatically redeem the ETN (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date, the intraday indicative note value per ETN is less than or equal to $10.00. Before investing in the ETN, investors should read in full the relevant prospectus, available through visiting www.iPathETN.com.

iPath® Short Extended Russell 1000® TR Index ETN INDEX DESCRIPTION The Russell 1000® Total Return Index is designed to track the performance of the large-cap segment of the U.S. equity market. It is a subset of the Russell 3000® Index and includes the 1,000 largest companies included in the Russell 3000® Index (based on a combination of their market capitalization and current index membership). As of December 31, 2010, the Index represented approximately 92% of the total market capitalization of the Russell 3000® Index. The Index is reconstituted annually by the index sponsor according to the Index methodology, with the objective of reflecting in the Index performance new and growing equities meeting the criteria for inclusion. INDEX CORRELATIONS* Russell 1000 Index 1.00 Russell 2000 Index 0.94 MSCI Emerging Markets IndexSM 0.83 MSCI EAFE Index 0.92 Based on monthly returns for 06/06-06/11. * versions MSCI EAFE of each and MSCI Index. Emerging All other Markets indices listed Indices in this reflect table the reflect Net Total the Return Total Return version of each Index. Sources: Russell, MSCI, Inc. INDEX TOTAL RETURNS** (as of 06/30/2011) 1-YEAR 3-YEAR 5-YEAR STANDARD DEVIATION RETURN % RETURN % RETURN % % ANNUALIZED* Russell 1000 Index 31.93 3.68 3.30 18.21 Russell 2000 Index 37.41 7.77 4.08 22.76 MSCI Emerging Markets IndexSM 27.80 4.22 11.42 27.37 MSCI EAFE Index 30.36 –1.77 1.48 21.47 * Based on monthly returns for 06/06-06/11. **MSCI EAFE and MSCI Emerging Markets Indices reflect the Net Total Return versions of each Index. All other indices listed in this table reflect the Total Return version of each Index. Sources: Russell, MSCI, Inc. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do no reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. For current Index and iPath ETN Performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. For an investment in iPath ETNs linked to a leveraged participation in the inverse performance of the Russell 1000® Total Return Index, any increase in the level of the underlying index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. If the level of the underlying index increases sufficiently such that, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the Securities is less than or equal to the automatic termination value per Security, the Securities will be automatically redeemed at the automatic redemption value, which is determined by the calculation agent as soon as practicable following the occurrence of an automatic termination event; therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent decrease in the applicable index level. The payment you receive following an automatic termination event may be significantly less than the principal amount of the Securities and may equal $0. The “participation” value for the Securities, as described in the applicable pricing supplement, is published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the Securities, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the Securities. An investment in iPath ETNs linked to a leveraged participation in the inverse performance of the Russell 1000® Total Return Index is subject to risks associated with fluctuations, particularly an increase, in the value of the underlying index. The market value of the Securities may be influenced by many unpredictable factors. Leverage increases the sensitivity of the Securities to changes in the value of the underlying index. The ratio between the value of the Securities and the notional exposure of each Security to the underlying index will fluctuate during the term of the Securities. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0417-0711 iP-3647-02RB-07/11 Not FDIC Insured • No Bank Guarantee • May Lose Value iP-ROSA-I0611 BARCLAYS FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com iPath®